Exhibit 23.7

We consent to the incorporation by reference in this Registration Statement on form S-8 pertaining to Formula Systems (1985) Ltd. – Employees and Office Holders Share Option Plan (2008) (the “Plan”), of our report dated May 9, 2008 with respect to the financial statements of Magic (Onyx) Magyarorszag Szoftverhaz Kft. included in the annual report of Formula Systems (1985) Ltd. on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on June 30, 2008 as amended on Form 20-F/A filed with the Securities and Exchange Commission on December 29, 2008.

09-01-2009

/s/ Maria Negyessy Maria Negyessy Reg. Auditor 003784